HOME EQUITY ASSET TRUST 2006-6

DERIVED INFORMATION  [7/11/06]

[$835,975,000]

Senior, Mezzanine & Subordinate Bonds Offered

(Approximate)

[$835,975,100]

Total Certificates Offered & Non-Offered

Home Equity Pass-Through Certificates, Series 2006-6

Credit Suisse First Boston Mortgage Securities Corp.

Depositor

[U.S. Bank, N.A.]

Trustee

The issuer has filed a (i) registration statement (including a prospectus) with a file number of 333-130884 and (ii) a Term Sheet Supplement, with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and the Term Sheet Supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.   Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-221-1037.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement that will be prepared for the securities offering to which this free writing prospectus relates.  This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

The information in this free writing prospectus is preliminary, and may be superseded by an additional free writing prospectus provided to you prior to the time you enter into a contract of sale.  This preliminary free writing prospectus is being delivered to you solely to provide you with information about the offering of the securities referred to herein.  The securities are being offered when, as and if issued.  In particular, you are advised that these securities, and the asset pools backing them, are subject to modification or revision (including, among other things, the possibility that one or more classes of securities may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus.  As a result, you may commit to purchase securities that have characteristics that may change, and you are advised that all or a portion of the securities may not be issued that have the characteristics described in these materials.  Our obligation to sell securities to you is conditioned on the securities and the underlying transaction having the characteristics described in these materials.

A contract of sale will come into being no sooner than the date on which the relevant class has been priced and we have confirmed the allocation of securities to be made to you; any “indications of interest” expressed by you, and any “soft circles” generated by us, will not create binding contractual obligations for you or us.  You may withdraw your offer to purchase securities at any time prior to our acceptance of your offer.

Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this free writing prospectus is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation that these materials are accurate or complete and may not be updated or (3) these materials possibly being confidential are not applicable to these materials and should be disregarded.  Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

Statistical Collateral Summary – Balance > 500k Collateral

All information on the Mortgage Loans is approximate, includes a portion of the prefunding, and is based off of rolled scheduled balances as of the 7/01/06 cutoff date.  Approximately 14.6% of the mortgage loans do not provide for any payments of principal in the first five years following origination.  The final numbers will be found in the prospectus supplement.   Thirty-day delinquencies and sixty-day delinquencies will represent less than 1.5% and 0.5% of the Mortgage Loans, respectively.  The Original Loan-to-Value (OLTV) ratio displayed in the tables below employs the Combined Loan-to-Value (CLTV) ratio in the case of second liens.

Total Number of Loans	125
Total Outstanding Loan Balance	$73,801,002*	Min	Max
Average Loan Current Balance	$590,408	$500,789	$1,000,000
Weighted Average Original LTV	79.3%
Weighted Average Coupon	8.00%	6.00%	10.73%
Arm Weighted Average Coupon	8.03%
Fixed Weighted Average Coupon	7.62%
Weighted Average Margin	6.18%	2.25%	8.75%
Weighted Average FICO (Non-Zero)	647
Weighted Average Age (Months)	3
% First Liens	100.0%
% Second Liens	0.0%
% Arms	94.9%
% Fixed	5.1%
% of Loans with Mortgage Insurance	0.0%

*

Approximately [$761,100,000] of the total approximately [$850,000,100] deal collateral will be comprised of loans with a Balance > 500k.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
Current Rate (%)	Loans	Balance	Balance	%	%	FICO
6.00 - 6.00	1	581,039	0.8	6.00	75.0	690
6.01 - 6.50	4	2,194,857	3.0	6.25	78.7	691
6.51 - 7.00	17	9,660,104	13.1	6.85	76.9	668
7.01 - 7.50	19	11,004,094	14.9	7.28	79.0	660
7.51 - 8.00	27	16,969,859	23.0	7.79	78.3	650
8.01 - 8.50	23	12,947,177	17.5	8.26	77.3	640
8.51 - 9.00	18	10,892,595	14.8	8.84	81.7	637
9.01 - 9.50	7	4,203,259	5.7	9.24	85.4	631
9.51 - 10.00	7	4,239,966	5.7	9.74	83.3	609
10.01 - 10.50	1	575,756	0.8	10.40	90.0	594
10.51 - 10.73	1	532,296	0.7	10.73	75.0	531
Total:	125	73,801,002	100.0	8.00	79.3	647

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
FICO	Loans	Balance	Balance	%	%	FICO
531 - 550	1	532,296	0.7	10.73	75.0	531
551 - 575	5	3,241,041	4.4	8.60	75.0	562
576 - 600	13	7,959,782	10.8	8.94	79.7	590
601 - 625	25	14,398,455	19.5	8.08	82.0	611
626 - 650	24	14,469,703	19.6	7.91	79.6	638
651 - 675	20	10,887,936	14.8	7.74	79.4	662
676 - 700	23	14,496,261	19.6	7.64	78.5	687
701 - 725	5	2,882,401	3.9	7.57	82.7	715
726 - 750	6	3,297,834	4.5	8.03	71.0	736
751 - 775	2	1,063,787	1.4	7.70	80.0	766
776 - 776	1	571,505	0.8	6.38	75.0	776
Total:	125	73,801,002	100.0	8.00	79.3	647

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
Scheduled Balance	Loans	Balance	Balance	%	%	FICO
500,789 - 550,000	54	28,170,472	38.2	8.02	80.1	651
550,001 - 600,000	32	18,435,102	25.0	7.85	79.3	653
600,001 - 650,000	16	10,111,794	13.7	8.00	76.9	647
650,001 - 700,000	9	6,047,169	8.2	8.03	81.0	629
700,001 - 750,000	6	4,364,007	5.9	7.98	80.7	630
750,001 - 800,000	5	3,923,872	5.3	8.61	76.9	609
800,001 - 1,000,000	3	2,748,587	3.7	8.07	77.6	686
Total:	125	73,801,002	100.0	8.00	79.3	647

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
Original LTV (%)	Loans	Balance	Balance	%	%	FICO
<= 50.00	1	640,000	0.9	8.25	42.2	728
50.01 - 55.00	1	509,500	0.7	8.35	54.8	611
60.01 - 65.00	1	624,689	0.8	8.50	62.5	585
65.01 - 70.00	3	2,051,899	2.8	7.96	68.6	596
70.01 - 75.00	33	20,119,348	27.3	7.67	74.8	646
75.01 - 80.00	57	32,838,417	44.5	7.83	79.7	661
80.01 - 85.00	12	6,970,434	9.4	8.65	84.6	625
85.01 - 90.00	15	8,825,047	12.0	8.77	89.5	633
90.01 - 95.00	2	1,221,667	1.7	8.66	94.4	605
Total:	125	73,801,002	100.0	8.00	79.3	647

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
Prepay Penalty in Years	Loans	Balance	Balance	%	%	FICO
0.00	33	19,746,893	26.8	8.59	79.1	652
1.00	13	7,466,605	10.1	7.96	79.5	650
2.00	45	26,901,781	36.5	8.06	80.8	631
3.00	34	19,685,723	26.7	7.37	77.4	664
Total:	125	73,801,002	100.0	8.00	79.3	647

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
Documentation Type	Loans	Balance	Balance	%	%	FICO
Full	55	32,886,524	44.6	7.62	78.3	638
Reduced	43	24,801,442	33.6	8.10	79.6	667
Stated Income / Stated Assets	26	15,579,821	21.1	8.64	80.9	631
No Income / No Assets	1	533,215	0.7	9.00	82.8	724
Total:	125	73,801,002	100.0	8.00	79.3	647

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
Occupancy Status	Loans	Balance	Balance	%	%	FICO
Primary	118	69,148,213	93.7	7.99	79.2	648
Second Home	1	673,327	0.9	6.99	90.0	644
Investor	6	3,979,462	5.4	8.47	79.0	635
Total:	125	73,801,002	100.0	8.00	79.3	647

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
State	Loans	Balance	Balance	%	%	FICO
California	93	54,013,674	73.2	7.83	78.6	657
Florida	7	4,511,521	6.1	8.51	81.9	638
New York	4	2,425,526	3.3	8.27	77.4	640
Nevada	3	1,868,140	2.5	7.98	84.0	635
Washington	3	1,796,385	2.4	8.32	80.8	581
Maryland	2	1,337,496	1.8	8.55	75.9	580
Idaho	2	1,140,990	1.5	7.68	78.4	614
New Jersey	2	1,118,497	1.5	8.86	74.2	575
Connecticut	2	1,098,065	1.5	9.30	87.6	602
Kentucky	1	786,770	1.1	9.80	75.0	594
Arizona	1	673,327	0.9	6.99	90.0	644
Virginia	1	667,745	0.9	7.99	80.0	644
Illinois	1	659,659	0.9	9.75	86.8	630
Kansas	1	651,081	0.9	7.65	90.0	604
Georgia	1	546,930	0.7	9.90	90.0	592
Other	1	505,194	0.7	8.63	80.0	738
Total:	125	73,801,002	100.0	8.00	79.3	647

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
Purpose	Loans	Balance	Balance	%	%	FICO
Purchase	67	38,868,468	52.7	7.82	79.2	667
Refinance - Rate Term	2	1,549,696	2.1	8.37	79.6	670
Refinance - Cashout	56	33,382,838	45.2	8.20	79.4	623
Total:	125	73,801,002	100.0	8.00	79.3	647

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
Product	Loans	Balance	Balance	%	%	FICO
Arm 2/28	42	24,926,757	33.8	8.03	80.4	646
Arm 2/28 - Balloon 40/30	24	14,429,417	19.6	8.33	79.8	633
Arm 2/28 - Dual 40/30	14	8,160,147	11.1	8.63	83.8	629
Arm 3/27	3	1,810,118	2.5	7.68	75.9	646
Arm 3/27 - Balloon 45/30	35	20,220,463	27.4	7.59	76.6	666
Arm 5/25 - Balloon 45/30	1	507,790	0.7	7.75	80.0	645
Fixed Balloon 40/30	2	1,403,124	1.9	7.51	77.7	635
Fixed Balloon 45/30	3	1,745,379	2.4	7.69	76.6	659
Fixed Rate	1	597,807	0.8	7.64	75.0	640
Total:	125	73,801,002	100.0	8.00	79.3	647

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
Property Type	Loans	Balance	Balance	%	%	FICO
Single Family Residence	98	57,885,454	78.4	7.93	79.2	649
PUD	13	7,787,425	10.6	8.27	80.6	630
2 Family	6	3,394,846	4.6	8.20	82.3	647
Condo	4	2,369,173	3.2	8.26	78.4	657
3-4 Family	4	2,364,104	3.2	8.55	73.3	650
Total:	125	73,801,002	100.0	8.00	79.3	647

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
Margin (%)	Loans	Balance	Balance	%	%	FICO
2.25 - 4.00	1	742,181	1.1	6.63	75.0	690
4.01 - 4.50	1	512,000	0.7	6.05	80.0	662
4.51 - 5.00	3	1,739,690	2.5	6.36	78.3	706
5.01 - 5.50	28	16,485,996	23.5	8.08	82.8	642
5.51 - 6.00	26	15,157,696	21.6	7.85	78.9	643
6.01 - 6.50	19	10,944,086	15.6	8.01	78.7	634
6.51 - 7.00	20	12,407,905	17.7	8.09	78.9	661
7.01 - 7.50	13	7,363,487	10.5	8.27	73.5	652
7.51 - 8.00	7	4,045,671	5.8	9.15	84.6	633
8.51 - 8.75	1	655,979	0.9	7.75	75.0	635
Total:	119	70,054,691	100.0	8.03	79.4	647

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
Months to Rate Reset	Loans	Balance	Balance	%	%	FICO
13 - 15	1	503,900	0.7	6.13	80.0	603
16 - 18	1	642,535	0.9	8.64	90.0	716
19 - 21	56	32,790,373	46.8	8.18	80.6	637
22 - 24	22	13,579,513	19.4	8.41	80.8	643
25 - 27	1	742,181	1.1	6.63	75.0	690
31 - 33	30	17,359,329	24.8	7.58	76.2	659
34 - 36	7	3,929,070	5.6	7.86	78.5	681
37 >=	1	507,790	0.7	7.75	80.0	645
Total:	119	70,054,691	100.0	8.03	79.4	647

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
Maximum Rate (%)	Loans	Balance	Balance	%	%	FICO
12.00 - 12.00	1	581,039	0.8	6.00	75.0	690
12.01 - 12.50	9	5,147,398	7.3	6.88	79.4	671
12.51 - 13.00	20	11,460,468	16.4	7.06	77.7	655
13.01 - 13.50	20	11,462,165	16.4	7.68	79.4	646
13.51 - 14.00	29	18,257,138	26.1	8.09	79.9	650
14.01 - 14.50	18	9,838,834	14.0	8.39	77.4	648
14.51 - 15.00	10	5,841,920	8.3	9.04	80.4	631
15.01 - 15.50	5	3,257,522	4.6	9.42	85.6	628
15.51 - 16.00	6	3,675,911	5.2	9.52	82.8	627
16.51 - 16.73	1	532,296	0.8	10.73	75.0	531
Total:	119	70,054,691	100.0	8.03	79.4	647

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
Minimum Rate (%)	Loans	Balance	Balance	%	%	FICO
6.00 - 6.00	1	581,039	0.8	6.00	75.0	690
6.01 - 6.50	4	2,194,857	3.1	6.25	78.7	691
6.51 - 7.00	17	9,567,560	13.7	6.87	77.2	667
7.01 - 7.50	16	9,277,733	13.2	7.27	79.2	658
7.51 - 8.00	25	15,612,285	22.3	7.80	78.4	652
8.01 - 8.50	23	12,947,177	18.5	8.26	77.3	640
8.51 - 9.00	17	10,322,763	14.7	8.84	82.1	640
9.01 - 9.50	7	4,203,259	6.0	9.24	85.4	631
9.51 - 10.00	7	4,239,966	6.1	9.74	83.3	609
10.01 - 10.50	1	575,756	0.8	10.40	90.0	594
10.51 - 10.73	1	532,296	0.8	10.73	75.0	531
Total:	119	70,054,691	100.0	8.03	79.4	647

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
Initial Periodic Cap (%)	Loans	Balance	Balance	%	%	FICO
1.50	1	507,137	0.7	7.45	80.0	735
2.00	39	22,777,295	32.5	8.50	82.1	627
3.00	79	46,770,259	66.8	7.80	78.2	656
Total:	119	70,054,691	100.0	8.03	79.4	647

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
Subsequent Periodic Cap (%)	Loans	Balance	Balance	%	%	FICO
1.00	117	68,805,372	98.2	8.04	79.5	646
1.50	1	507,137	0.7	7.45	80.0	735
2.00	1	742,181	1.1	6.63	75.0	690
Total:	119	70,054,691	100.0	8.03	79.4	647

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
Interest Only Period (Months)	Loans	Balance	Balance	%	%	FICO
0	106	63,049,205	85.4	8.10	79.5	643
60	19	10,751,797	14.6	7.47	78.1	671
Total:	125	73,801,002	100.0	8.00	79.3	647